EXHIBIT 10.01

THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 24th day of June, 2015, is entered by and between VNUE, Inc., a Washington corporation and wholly owned subsidiary of Tierra Grande Resources, Inc., a Nevada publicly traded corporation (the “Company”), located at 3209 Utah Ave S, Suite 300, Seattle, Washington 98134 and Christopher Nocera (the “Executive”) having an address at 1540 Frenchtown Road, East Greenwich, RI 02818. The Company and Executive may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Executive possesses substantial knowledge and experience in whatever; and

WHEREAS, the Company desires to procure the services of the Executive as its Chief Information Officer and the Executive desires to provide such services to the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Employment. The Company agrees to employ the Executive as the Chief Information Officer and the Executive accepts the employment, on the terms and conditions hereinafter set forth. During the Employment Term and any Renewal Terms, as those terms are hereinafter defined, the Executive shall devote her best efforts, knowledge and skill. The Executive will have the rights, duties and obligations customarily associated with the position of Chief Information Officer of a comparably sized public company and will report directly to the President and Chief Executive Officer of the Company.

2. Term of Employment; Renewals; Termination.

2.1 Term. The employment hereunder shall commence on the date hereof (the “Commencement Date”), and shall continue until the end of the Employment Term, unless sooner terminated pursuant to the terms of the Agreement. The “Employment Term” shall mean the period commencing on the Commencement Date and continuing until the 1st anniversary of the Commencement Date.

2.2 Contingent Renewal upon Expiration of Employment Term. Following the expiration of the Employment Term, the Company and the Executive shall review the terms of employment and the Company shall provide the Executive with not less than thirty (30) days’ notice of prior to the expiration of the Employment Term with the terms upon which the employment may be renewed or with a notice of non-renewal.

2.3 Termination For Cause. The employment of the Executive may be terminated by the Company at any time for Cause. For purposes of the Agreement, “Cause” is defined as (i) the occurrence of a breach of any material covenant contained in the Agreement by the Executive and the failure to cure such breach within thirty (30) days following Executive’s receipt of written notice with respect thereof; or (ii) Executive’s willful malfeasance, gross negligence or gross or willful misconduct in the performance of her duties hereunder after thirty (30) days prior written notice to the Executive specifying the basis of such neglect and the failure of the Executive to correct such neglect; or (iii) the Executive’s theft or embezzlement from the Company; or (iv) the Executive’s conviction of a felony under the laws of the United States or any state of the United States; or (v) a final order by the Securities and Exchange Commission pertaining to the Executive that could reasonably be expected to impair or impede the Executive from performing the functions and duties contemplated by the agreement.

2.4 Termination upon Death or Disability. The Agreement shall automatically terminate in the event of the Executive’s death or Permanent Disability. “Permanent Disability” is defined as physical or mental incapacity resulting in the absence from or inability to properly perform her duties hereunder (as determined by the Company) on a full time basis of the Executive for ninety (90) consecutive days, provided the Executive has met the requirements to receive benefits under any long term disability policy then maintained by the Company and applicable to the Executive. Returns to work for periods of less than one (1) week shall not toll the passing of the time required to establish Permanent Disability hereunder. In the event of termination due to death or Permanent Disability, the Company shall continue to pay the Executive’s Base Salary (defined below) for twelve (12) months following such termination, but the Executive shall be entitled to no other compensation or benefits.

2.5 Termination By Executive For Good Reason. The Executive may terminate the Agreement for either (A) a failure on the part of the Company to make timely payment of Executive’s Base Salary during the term of the Agreement; or (B) failure or refusal of a successor or assignee of the Company to assume and perform the Agreement; or (C) any breach by the Company of any of its undertakings in the Agreement; or (D) a material diminution by the Company during the term of the Agreement of Executive’s duties or responsibilities. Any of the foregoing causes are referred to in the Agreement as “Good Reason”.

2.6 Compensation upon Termination For Cause. In the event that the Executive’s employment is terminated for Cause pursuant to the terms of Section 2.3, the Company shall only be obligated to pay the Executive, or his legal representatives, as the case may be, any unpaid portion of his Base Salary at the rate herein provided, which would have been earned had the Executive remained in the employment of the Company until the effective date of such termination. If the Executive terminates his employment with the Company other than for Good Reason, the Executive will thereby forfeit all compensation, benefits and financial obligations owed by the Company under the Agreement, except that Base Salary will be paid through the date of termination of employment by the Executive without Good Reason.

2.7. Compensation upon Termination Without Cause or For Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company shall continue to pay his Base Salary (defined below) and health insurance (provided he makes an appropriate COBRA election) for the remainder of the Employment Term or Renewal Term, as the case may be, in accordance with the Company’s then-current payroll practices, and a pro-rated portion of any discretionary bonus awarded to the Executive for the year in which Termination occurs, but the Executive shall be entitled to no other compensation or benefits. The Executive shall be entitled to a minimum of twelve (12) months Base Salary under the foregoing sentence.

3. Compensation.

3.1 Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company shall pay the Executive at an annual base salary (the “Base Salary”) rate of Ninety-Five Thousand Dollars ($95,000.00) per year. Beginning on the first anniversary of the date of the initial salary increase and continuing on each anniversary of the increase date, Base Salary shall be increased by an amount no less than five percent (5%) times the Base Salary then in effect, plus any additional amount determined by the Company’s Board of Directors.

3.2 Bonus. The Executive shall be eligible for an annual bonus in the discretion of the Company’s Board of Directors. Any such bonus shall be payable in accordance with the Company’s standard policies and procedures.

3.3 Benefits. The Executive shall be eligible to participate in the Company’s current health insurance plan, when available, with family coverage, subject to the terms of that plan, on the same basis as the Company’s Executive Officers. The Executive shall be entitled to participate in the Company’s profit sharing and/or 401(k) plans, when available, consistent with that provided to other executives of the Company.

3.4 Vacation. The Executive shall be entitled to four (4) weeks paid vacation time per year, which shall increase at the rate of one (1) per year annually, up to a maximum of eight (8) weeks per year. Accumulated but unused vacation time may be carried over from year to year.

3.5 Expenses. The Company shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Employment Term in the performance of his services. The Company shall pay such reimbursement within a reasonable time following the Executive’s submission of appropriate expense statements.

3.6 Equity Based Compensation. The Executive shall be entitled to participate in any equity based compensation plan, such as stock bonus or stock appreciation rights plans, as well as stock option plans, in which the Company’s executives participate, pro rata to their respective base compensation, in the event that the Company adopts any such plan.

4.0 Change in Control.

4.1 Definition. As used herein, the term “Change in Control” shall mean (i) the change in the Executive’s direct reporting obligation to anyone other than the Company’s CEO, Chairman of the Board or Board of Directors; (ii) (A) the sale by the Company of all or substantially all of its assets to any individual, partnership, corporation, firm, trust, corporation or other entity (“Person”), (B) the consolidation of the Company with any Person, (C) the merger of the Company with any Person as a result of which merger the Company is not the surviving entity, or (D) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more related transactions, to one or more persons under circumstances whereby any Person shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of directors.

4.2 Payment upon Change in Control. In the event that the Company undergoes a Change of Control during the Employment Term or any Renewal Term, the Company will pay the Executive an amount that, after subtracting therefrom the federal and state income and payroll withholding taxes that would be assessed thereon, would be equal to one (1) times her then current Base Salary, regardless of whether the Executive remains employed by the Company.

5. Confidentiality; No Conflict; No Competition.

5.1. Confidential Information.

5.1.1. “Confidential Information”, as defined below, includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course of or as a result of employment by the Company which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, the Confidential Information of the Company includes confidential methods of operation and organization and prospective business relationships and business partners, except to the extent any such information is obtainable from sources outside of the Company without breaching any contractual or other obligations.

5.1.2. The Executive shall not, either during his employment by the Company or at any time after termination of such employment, for whatever reason, impart or disclose any of such Confidential Information to any person, firm or entity other than the Company, or use any of such Confidential Information, directly or indirectly, for his own benefit or for the benefit of any person, firm or entity other than the Company. The Executive hereby acknowledges that the items included within the definition of Confidential Information in the Confidentiality Agreement are valuable assets of the Company and that the Company has a legitimate business interest in protecting the Confidential Information.

5.2 No Conflict; Other Employment. During the term of the Agreement, the Executive shall not: (i) engage in any activity which conflicts with the performance of the Executive’s duties hereunder nor shall the Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, (a) if such outside business activities conflict with or materially interfere with the services required to be rendered to or on behalf of the Company; (b) breach any confidentiality obligations to the Company; or (c) deprive the Company of a business opportunity it otherwise may have exploited. The Executive is currently performing innovation services including serving as the Director of Innovation, for the following companies and serving in these positions will not be a violation of the provision: Tip Tap Labs (Motive Metrics).

5.3 No Solicitations. Following the termination of the Executive’s employment for any reason but solely during the Employment Term and for a period of twelve (12) months following the cessation of the Executive’s employment with the Company for any reason, the Executive shall not solicit, directly or indirectly, for hiring or hire or in any other manner solicit or retain the services of, for Executive’s account or the account of any of Executive’s employers, any person who is at such time, or has been within one (1) year of such time, an executive of the Company and its affiliates unless that person was under contract with the Executive’s new employer prior to such employer retaining or hiring the Executive.

5.4 Corporate Opportunities. The Executive agrees that during his employment hereunder he will not knowingly take any action which might divert from the Company or any subsidiary or affiliate of the Company any opportunity which would be within the scope of any of the present business thereof.

5.5 Protection of Reputation. During the term of the Agreement and thereafter, the Executive and the Company each agree that neither will take any action which is intended, or would reasonably be expected, to harm the other’s reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity.

5.6 Company Property. The Executive agrees that all copies, whether on paper or a computer storage device, of all memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used, by the Executive while employed by the Company concerning any phase of the Company’s business, trade secrets or Confidential Information shall be the Company’s property and shall be delivered by the Executive to the Company on the termination of the Executive’s employment or at an earlier time on the request of the Company. The Company acknowledges and agrees that there may be memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used by the Executive prior to employment by the Company and that, at Executive’s request, copies of same shall be delivered by the Company to the Executive on termination of the Executive’s employment or at an earlier time on the request of the Executive. The Executive further covenants and agrees that he shall promptly disclose to the Company, and take all steps necessary to transfer to the Company all right, title and interest in, all products developed or other inventions, computer software and other intellectual property (the “Intellectual Property”) which he conceives or develops during the course of his employment, which are in any way related to the business of the Company, will affix appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company’s right, title and interest in the Intellectual Property.

5.7 Injunctive Relief. The Executive further recognizes and agrees that any material violation of her agreements in the Article 5 would cause such damage or injury to the Company as would be irreparable and the exact amount of damage would be impossible to ascertain; therefore the Executive agrees that notwithstanding anything to the contrary contained in the Agreement, the Company shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining any further violation by the Executive of the Article 5. Such right to seek an injunction shall be cumulative and in addition to, and not in limitation of, any other rights and remedies the Company may have in equity or at law.

5.8 Reasonableness. The Executive agrees that the provisions of the Article 5 are reasonable and necessary for the protection of the Company and that each provision herein set forth, including without limitation, the period of time, geographical area and types and scope of the restrictions on her activities specified therein, are intended to be and shall be divisible. If any provision of the Article 5 (including any sentence, clause or part thereof) shall be held contrary to law or invalid or unenforceable in any respect, the remaining provisions shall not be affected but shall remain in full force and effect and the invalid or unenforceable provisions shall be deemed modified and amended to the extent necessary to render same valid and enforceable.

6. Successors. The Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and shall inure to the benefit of the Executive and his heirs and legal representatives, provided, however, that the Executive may not assign her rights or obligations under the Agreement without the prior written consent of the Company.

7. Miscellaneous.

7.1 Notices. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either: (i) personally delivered; (ii) mailed, registered or certified mail, first class postage prepaid return receipt requested; or (iii) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party at the address set forth above. Any party refusing delivery of a notice shall be charged with knowledge of its contents.

7.2 Definitions and Captions. All captions and headings of paragraphs, subparagraphs and sections are not part of the Agreement and shall not be used for the interpretation or determination of the validity of the Agreement or any provision hereof.

7.3 Names and Entities. The masculine gender shall include the neuter genders, and the word “person” shall include an individual, a corporation, a partnership, a limited partnership, a limited liability partnership, a limited liability company and a trust. Whenever the singular is used in the Agreement the same shall include the plural when required by the context and vice versa.

7.4 Severability. In the event any one or more of the provisions of the Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

7.5 Governing Law. The Agreement shall be construed in accordance with the laws of the State of Nevada.

7.6 Entire Agreement; Amendments. The Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by writing, executed by each of the said parties. Any agreement or understanding, written or otherwise, prior to the effective date of the Agreement between the Executive and the Company relating to the employment of the Executive is hereby terminated and discharged.

7.7 Indemnification. The Company shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that he (a) is or was an officer, employee, or agent of the Company, the Company or any of their subsidiaries or affiliates, or (b) while a director, officer, employee or agent of the Company, the Company or any of their subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under Nevada law. Without limiting the foregoing, the Executive shall be entitled to payment of reasonable costs and expenses including attorney’s fees in the defense of any action or proceeding arising out of his employment, subject to the provisions of the Nevada General Corporation Law.

7.8 Directors and Officers Liability Insurance. During the Employment Term, the Company shall maintain directors and officers liability insurance in an amount not less than Three Million Dollars ($3,000,000).

IN WITNESS WHEREOF, the parties hereto have executed the Agreement or caused their duly authorized officers to execute the Agreement on date set forth above.

VNUE, Inc.

By:	/s/
Matthew Carona, Chief Executive Officer
EXECUTIVE:

/s/
Christopher Nocera